Exhibit 99.1

Following the conclusion of last week’s round of negotiations in Kansas City, ABF is pleased to report progress on various operational flexibility issues that will allow us to better serve our customers in a marketplace that continues to undergo significant change. Through hard bargaining on both sides of the table, we are comprehensively addressing the first set of substantive issues on various operational needs to help ABF better compete. Work on those operational issues continues and we look forward to continued discussions in the coming weeks on specific economic terms that remain.

Based upon the current state of negotiations and progress that has been made so far, ABF expects that good faith negotiations could, if necessary, continue — as required by federal labor law — beyond March 31, when the current collective bargaining agreement expires. The company anticipates that an extension would be possible as long as the two sides continue to make progress at the negotiating table. It is important to note that in this circumstance, the existing superior wages and benefits enjoyed by ABF Teamster employees would remain in place during the extension period.

In this process, we seek to appropriately lower our cost structure and better serve customers while still maintaining some of the best jobs in the LTL industry and protecting our employees’ retirements. We wish to thank our dedicated employees for their continued hard work and outstanding service to our customers while this important process continues.

We will provide additional updates as negotiations continue and wish to assure all of our customers that ABF’s employees will continue to deliver the highest quality of service that our customers have come to expect. Negotiations resume in Kansas City the week of March 11.

A Subsidiary of Arkansas Best Corporation
Corporate Offices: 3801 Old Greenwood Road • Fort Smith, Arkansas 72903